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                                                                     EXHIBIT 4.5


                                PROMISSORY NOTE

$ 1,293,000.00                                              NASHVILLE, TENNESSEE
                                                               AUGUST 23RD, 1999


         FOR VALUE RECEIVED, HealthStream, Inc., a Tennessee corporation ("Maker"), promises to pay to Robert A. Frist, Jr. ("Lender"), the principal sum of One Million Two Hundred Ninety Three Thousand and 00/100ths Dollars (US$1,293,000.00), together with interest on the outstanding principal balance hereof at a variable rate, adjusted as changes occur, equal to the lesser of:
(i) the rate charged to Lender as the then existing margin rate of interest on his Charles Schwab & Co., Inc. brokerage account (or similar replacement account); and (ii) ten and one half percent (10.5%); provided that in no event shall the rate of interest payable in respect of the indebtedness evidenced hereby exceed the maximum rate of interest from time to time allowed to be charged by applicable law.

         Interest shall be payable monthly during the term hereof commencing September 23rd, 1999 and on the same day of each month thereafter, and all principal and any unpaid, accrued interest shall be payable in full upon the date (the "Due Date") that is the earliest of: (i) the date determined by Maker's Board of Directors; (ii) the closing of a firm commitment underwritten public offering pursuant to an effective registration statement under the Securities Act of 1933, as amended, covering the offer and sale of Maker's Common Stock in which the gross proceeds are at least $30 million and the per share price is at least $9.00 (an "IPO"); (iii) the closing of Maker's sale of all or substantially all of its assets or the acquisition of Maker by another entity by means of a merger or consolidation resulting in the exchange of the outstanding shares of Maker's capital stock for securities or consideration issued, or caused to be issued, by the acquiring entity or its subsidiary (other than a merger to reincorporate Maker in a different jurisdiction, or a consolidation or merger in which the outstanding voting capital stock of Maker immediately prior to such consolidation or merger constitutes a majority of the voting capital stock of the surviving entity); (iv) the bankruptcy of Maker; or
(v) October 23rd, 2006.

         For purposes of this Note, the term "bankruptcy of Maker" shall mean:
(i) the appointment of any receiver, custodian, liquidator, or trustee of Maker or of any of its real, personal, tangible, intangible or mixed property or assets ("Property") by the order or decree of any court or agency or supervisory authority having jurisdiction; (ii) any Property is sequestered by court order;
(iii) an involuntary petition is filed against Maker under any state or federal bankruptcy, reorganization, debt arrangement, insolvency, readjustment of debt, dissolution, liquidation or receivership law of any jurisdiction, whether now or hereafter in effect and such petition is not dismissed within 60 days of the date of filing; (iv) Maker files (or takes affirmative steps to prepare to file) a voluntary bankruptcy petition or other petition to seek relief under any provision of any bankruptcy, reorganization, debt arrangement, insolvency, readjustment of debt, dissolution or liquidation law of any jurisdiction or consents to the filing of any such petition against it under any such law; (v) Maker makes an assignment for the benefit of its creditors, or admits in writing its inability to pay its debts generally as they become due, or consents to the appointment of a receiver, trustee or liquidator of itself or of all or any part of its Property; or (vi) Maker discontinues substantially all of its usual businesses or commences to dissolve, wind-up or liquidate itself.

         Amounts due under this Note are payable to Lender at 209 10th Avenue South, Suite 450, Nashville, Tennessee 37203 or at such other place as Lender may designate in writing from time to time, in lawful money of the United States of America.



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         This Note and all amounts due hereunder is convertible into Series B
Convertible Preferred Stock of Maker, at the option of Lender, upon the occurrence of: (i) Lender's employment with Maker is terminated by the reasons stated in Sections 9(b), 9(f), 9(g) or 9(h) in the Executive Employment Agreement of even date herewith executed between Maker and Lender; (ii) any liquidation, dissolution, winding up, consolidation, sale or merger of Maker as set forth in paragraph 2 of the Third Amended and Restated Charter of Maker, dated August 18, 1999 (the "Amended Charter"); or (iii) an IPO. If Lender exercises such conversion option by giving notice to Maker, Lender shall be entitled to all rights and payments as a holder of Series B Convertible Preferred Stock as set forth in the Amended Charter. If such conversion option is exercised, Lender shall be entitled to receive that number of shares determined by dividing the total amount of indebtedness hereunder by $10.00.

         Prepayments, in whole or in part, may be made at any time at the sole discretion of Maker, without premium or penalty.

         If any amount of principal due under this Note is not paid by the Due Date, this Note may be declared immediately due and payable, without notice, at the option of Lender. Default in the payment of interest due under this Note shall not allow Lender to accelerate and declare the principal amount hereof payable prior to the Due Date set forth above.

         Maker, for itself, its successors and assigns, hereby waives demand, presentment for payment, notice of dishonor, protest, notice of protest, diligence and collection, and all other notices or demands whatsoever with respect to this Note or the enforcement hereof, and consents that the Due Date may be extended by Lender, but only in writing, all without in any way modifying, altering, releasing, affecting or limiting the liability of Maker hereunder. No failure to accelerate the indebtedness evidenced hereby by reason of default hereunder, acceptance of a past-due installment or other indulgences granted from time to time shall be construed as a novation of this Note or as a waiver of any right of acceleration or of the right of Lender thereafter to insist upon strict compliance with the terms of this Note. This Note may not be changed orally, but only by a written instrument signed by Maker and Lender.

         It is expressly understood and agreed by both Maker and Lender that if it is necessary to enforce payment of this Note through an attorney or by suit, Maker shall pay reasonable attorneys fees, court costs and all reasonable costs of collection incurred by Lender.

         This Note is not a "security" as defined in the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended.

         This Note is intended as a Tennessee contract and is to be so construed.

         This Note replaces and supercedes the previous notes executed between Maker and Lender dated January 18, 1994, February 23, 1994, March 30, 1994, July 11, 1997, December 31, 1997 and April 21, 1999.



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         IN WITNESS WHEREOF, this Note has been duly executed by the undersigned on the date set forth above.

                                         HEALTHSTREAM, INC.

                                         By: /s/
                                             -----------------------------------
                                         Title: General Counsel
                                                --------------------------------